UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2011

Vistaprint N.V.
(Exact Name of Registrant as Specified in Charter)

The Netherlands (State or Other Jurisdiction of Incorporation)	000-51539 (Commission File Number)	98-0417483 (IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands (Address of Principal Executive Offices)	5928 LW (Zip Code)
Registrant’s telephone number, including area code: 31 77 850 7700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On August 8, 2011, Vistaprint N.V. (“we,” “us” or “Vistaprint”) and Ernst Teunissen, our Executive Vice President and Chief Financial Officer, signed an Indemnification Agreement effective as of March 1, 2011 (the “Indemnification Agreement”), in substantially the same form as the indemnification agreements we have in place with all of our executive officers. Under the Indemnification Agreement, Vistaprint agrees to indemnify Mr. Teunissen for actions he takes in his capacity as an executive officer and member of the Management Board of Vistaprint, so long as he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Vistaprint and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Indemnification Agreement provides for indemnification and expense advancement and includes related provisions meant to facilitate Mr. Teunissen’s receipt of such benefits. The Indemnification Agreement permits expenses to be advanced to Mr. Teunissen, subject to his undertaking to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.
     On August 5, 2011, Vistaprint and Mr. Teunissen also signed an Executive Retention Agreement effective as of March 1, 2011 (the “Retention Agreement”), in substantially the same form as the executive retention agreements we have in place with all of our executive officers. Under the Retention Agreement, if we terminate Mr. Teunissen’s employment without cause (as defined in the Retention Agreement) or Mr. Teunissen terminates his employment for good reason (as defined in the Retention Agreement) before a change in control of Vistaprint or within one year after a change in control (as defined in the Retention Agreement), then he is entitled to receive:
•	A lump sum severance payment equal to one year’s salary and bonus. This severance payment is based on Mr. Teunissen’s then current base salary plus the greater of (1) his target bonus for the then current fiscal year, or (2) his target bonus for the then current fiscal year multiplied by the average actual bonus payout percentage for the previous three fiscal years.

•	With respect to any outstanding annual cash incentive award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current fiscal year until the date of termination, of Mr. Teunissen’s target incentive for the fiscal year multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the fiscal year, this pro rata portion is capped at the actual amount of annual incentive that Mr. Teunissen would have received had he remained employed by Vistaprint through the end of the fiscal year.

•	With respect to any outstanding multi-year award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of Mr. Teunissen’s mid-range target incentive for the then current performance period multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the applicable performance period, this pro rata portion is capped at the actual amount of incentive for the performance period that Mr. Teunissen would have received had he remained employed by Vistaprint through the end of the performance period.

•	The continuation of all other employment-related benefits for one year after the termination.
     The Retention Agreement also provides that, upon a change in control of Vistaprint, all equity awards granted to Mr. Teunissen will accelerate and become fully vested; his multi-year incentive awards under our Performance Incentive Plan will accelerate such that he will receive the mid-range target bonus for the then current performance period and each performance period after the change in control; and he will receive a pro rata portion, based on the number of days in the fiscal year before the change in control, of his target annual incentive award for that fiscal year.
     In addition, if after a change in control Vistaprint’s successor terminates Mr. Teunissen without cause, or he terminates his employment for good reason (as defined in the Retention Agreement), then each of his equity awards remains exercisable until the earlier of one year after termination or the original expiration date of the award. If Mr. Teunissen is required to pay any excise tax pursuant to Section 280G of the U.S. Internal Revenue Code of 1986, as amended, as a result of compensation payments made to him, or benefits obtained by him (including the acceleration of equity awards) resulting from a change in ownership or control of Vistaprint, we are required to pay Mr. Teunissen an amount equal to the amount of such excise tax plus any additional taxes attributable to such excise tax amount. However, if reducing Mr. Teunissen’s compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 280G of the Internal Revenue Code, then Vistaprint has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing excise tax payments to Mr. Teunissen.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2011	VISTAPRINT N.V.
	By:	/s/Michael C. Greiner
Michael C. Greiner
Chief Accounting Officer